Exhibit 99.1 Press Release

COROWARE SECURES MULTI-YEAR OUTSOURCED SERVICES AGREEMENTS
Transitions Consulting Contracts to Long Term Outsourced Services Agreements Valued at Over $3.5M Annually

Bellevue, WA – December 8, 2015 – CoroWare, Inc. (OTC PINK:COWI) announced today the signing of multi-year outsourced services agreements with a Fortune 100 software services, devices and solutions company for the delivery of supplier support, R&D support and consulting services.

In November and December of 2015 CoroWare’ s Solutions Integration Group transitioned existing support and services contracts to long-term outsourced agreements valued at over $3.5 million annually.

 “CoroWare’s Solutions Integration Group is focused on building long-term, high value outsourced relationships with its customers,” said Lloyd Spencer, President and CEO of CoroWare.  “We believe that these outsourced agreements will contribute positively to the Company's long term business outlook”.

The Outsourced Agreements represent a mixture of new and existing customer engagements.   This includes the agile deployment and maintenance of desktop systems for game developers and testers; computing device hardware prototyping, testing and re-work; lab management services, circuit configuration, operation and logistical planning for high availability data centers and inventory tracking and management.  Additionally, CoroWare provides consulting, vendor management, procurement and project management services.

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
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Business Consulting Services: R&D engineering services, business process workflow, software architecture, design and development, content management, console, PC and online game production, marketing coordination and management.

•	Robotics and Automation: Custom engineering such as visualization, simulation and software development, mobile robot platforms for university, government and corporate researchers.

CoroWare’ s customers are located in North America, Europe, Asia and the Middle East, spanning multiple industry sectors. CoroWare partners with universities, software and hardware product development companies and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
CoroWare Investor Relations
(800) 641-2676, option 3
investor@coroware.com